Exhibit 1.1

Underwriting Agreement

Made and signed in Tel Aviv on _____, 2021

By and between

Qnergy Inc.

(hereinafter: the “Company”)

and

Poalim IBI – Underwriting and Issuing Ltd

[__________]

(hereinafter: the “Underwriters”)

Whereas	the Company published a supplementary prospectus and a shelf prospectus on ____, 2021 (hereinafter: the “Supplementary Prospectus”), under which it intends to publicly offer _____common stocks of the Company (hereinafter: the “Securities”); and

Whereas	the Company intends to offer the Securities in the form of units (hereinafter: the “Units”), each of which includes [___] shares, and a total of ______ Units, by way of a non-uniform offering, in the framework of a supplementary notice that will be published by the Company for that purpose (the Supplementary Prospectus and the Supplementary Notice will be jointly referred to hereinafter as the “Prospectus”); and

Whereas	the Company warrants and represents that there is no – and, on the date of their allotment, there will not be – a lien or pledge over the Securities, and that there are no third-party rights or claims with respect to them of any kind; that the Company has the full and exclusive right to issue and publicly offer the Securities; and that all permits and certificates required for that purpose have been obtained, excluding the approval of the Company’s Board of Directors with respect to the offering, the publication of the Supplementary Notice and the Stock Exchange’s approval with respect to listing the Securities for trade; and

Whereas	the Company and the Underwriters have agreed that the Company will publish a supplementary notice in which it will be stated that – in total – the Company will offer _____ Units under the Prospectus, at a price of NIS _________ per Unit (hereinafter: the “Unit Price”); and

Whereas	the Company and the Underwriters have agreed that the allotment to subscribers will be at the sole discretion of the Underwriters, following consultation with the Company;

Whereas	the Company and the Underwriters hereby acknowledge and agree that the offering of shares of the Company’s common stock under the Prospectus and the prospectus (the “U.S. Prospectus”), which forms part of the registration statement on Form S-1 (File No. 333-[______]) filed by the Company with the U.S. Securities and Exchange Commission, will be made (i) outside the United States solely to investors who are not “U.S. persons” in “offshore transactions” in each case as defined in Rule 902 of Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and accordingly, neither the Company nor any of the Underwriters has engaged or will engage in any “directed selling efforts” in the United States (as defined in Regulation S) in connection with the offering of shares of the Company’s common stock under the Prospectus and the U.S. Prospectus; and selling efforts by the Company, the Underwriters or anyone acting on behalf of any of them will only be conducted in Israel and directed only to Israeli investors who are also non-U.S. persons (as defined in Regulation S); and

Whereas	the Underwriters have agreed to secure the purchase of _____ Units out of the Units offered in the Prospectus, as stated in the Supplementary Notice (hereinafter: the “Secured Units” or the “Secured Securities”) at the Unit Price; and

Whereas	the Underwriters will also provide the Company with distribution services for the offered Securities in accordance with the provisions of this Agreement.

The following has therefore been declared, stipulated and agreed between the parties:

1.	Preamble

The preamble to this Agreement constitutes an integral part thereof. Words in the singular form in this Agreement will be construed to include the plural and vice versa.

In this agreement, the following terms will have the meanings ascribed to them below. Terms that are not defined in this Agreement and that appear in the Prospectus will have the meanings ascribed to them in the Prospectus.

“Authorized Recipient”	Stock Exchange Members.

The “Offering Coordinator”	Poalim IBI – Underwriting and Issuing Ltd. (“Poalim IBI”).

The “Pricing Underwriters”	Poalim IBI and [________].

The “Stock Exchange”	The Tel Aviv Stock Exchange Ltd.

2.	General

This Agreement is based on the Prospectus. This Agreement reflects the mutual undertakings of the Underwriters, unless otherwise expressly stated and subject to any written changes agreed upon in advance by the Company and the Underwriters.

3.	Underwriting

the Underwriters hereby undertake to purchase all of the secured securities from the Company for which the full price has not been paid to the Company for any reason whatsoever by the date determined for that purpose in the Prospectus. With respect to the calculation of the number of Units that the Underwriters will have to purchase out of the Secured Units, the number of Units – for whose purchase subscriptions will be received from subscribers – will be deducted, provided that the Company has received their consideration (e.g., in the framework of the offering, the Company received subscriptions for the purchase of _____Units, and their consideration has been paid to the Company, in which case the number of Units that the Underwriters will have to purchase will be ____ Units).

The purchase of the secured Securities, if required as stated above, will be at the Unit Price, net of taxes and fees, if any apply.

Each Underwriter will be liable to the Company with respect to their participation percentage as stated above, and without there being any mutual liability among the Underwriters.

Each of the Underwriters undertakes that each sale through them for the purpose of marketing the Securities that are offered in the Prospectus will be at a uniform price, i.e., the Unit Price, and under no circumstances will they be permitted to pay any purchaser of the Securities any fee and/or give any discounts with respect to the price paid by the purchaser of any Units with regard to the Units that they purchased and/or provided them with any benefit with respect to the Unit Price.

4.	Underwriter Participation

Each Underwriter will participate in securing the purchase of the secured Units as follows:

Name of underwriter	Number of Units that the underwriter undertook to purchase

[__________] [__________]	[__________] [__________]
Total

5.	Declarations of eligibility

5.1	The Underwriters hereby declare with respect to the Company that, upon signing this Agreement, they are lawfully registered in the Registry of Underwriters under Regulation 3(b) of the Securities Regulations (Underwriting) (Amendment), 5767-2007 (hereinafter: the “Underwriting Regulations”), their status is “Active,” they are authorized to act as underwriters and they fulfill all of the other conditions for eligibility required under the aforementioned Regulations, and they warrant and represent that they will continue to be so eligible until all of their obligations are fulfilled and they will immediately inform the Company of any change with respect to the veracity of their declaration in the context of their eligibility to serve as underwriters.

5.2	The Underwriters hereby declare that, on the date of signing this Agreement, they have the certain and unconditional financial ability to fulfill all of their obligations under this Agreement, they warrant and represent that they will have this financial ability until the complete fulfillment of their aforementioned obligations, or until it is found that they do not have any obligations, and they will immediately inform the Company of any change with respect to the veracity of their declaration or their ability to fulfill their obligations as stated.

5.3	The Underwriters hereby declare that they may assume the obligations of underwriters as stated in Section 4 of this Agreement, and also in view of Regulation 10 of the Underwriting Regulations, and that they comply with all of the exceptions set forth in that Regulation in connection with their underwriting obligations under this Agreement.

5.4	The Underwriters hereby declare that, by the date on which they sign this Agreement and the Prospectus, they have met all of the reporting duties imposed on them under the Underwriting Regulations.

6.	Transfer of funds

6.1	Shortly before the sale commences under the Prospectus, the Offering Coordinator will open a trust account (in which revenues can be accumulated) at a bank (hereinafter: the “Special Account”). The Offering Coordinator will provide subscribers whose subscription, in whole or in part, was completely processed, with the details of the Special Account. The Special Account will be exclusively managed by the Offering Coordinator for and on behalf of the Company, and the amounts that were paid, inter alia, for the Securities – whose purchase has been completed – will be deposited in that account, and the Offering Coordinator will use them and act in accordance with the provisions of the Prospectus. Funds accumulated in the Special Account will be invested by the Offering Coordinator in liquid, non-indexed and (daily) interest-bearing deposits, to the extent possible.

6.2	The Coordinator will the transfer funds – with respect to securities whose applications have been processed (including revenues), net of all of the fees stated in Section 9 above – to the Company within one business day after it receives them, and all in accordance with the Prospectus.

6.3	The transfer the funds is conditional on the following: Concurrently with the transfer of the funds as stated in Subsection 6.2 above, the Company will allot certificates for the Nominee Company through which the Securities will be traded on the stock exchange with respect to the Securities that were purchased by the subscribers whose subscription has been processed.

6.4	Notwithstanding the provisions of Subsection 4.2 and 4.3 above and in accordance with this Agreement, the Coordinator will not transfer any funds to the Company and the Underwriters, unless the conditions – that are set forth in the Stock Exchange Guidelines with respect to listing the Securities for trade on the stock exchange as described in the Prospectus – are fulfilled.

6.5	If the Securities are not listed for trade, the Coordinator will return the consideration of the Units to the subscribers that was paid by them, if paid, in addition to the revenues that accumulated on account thereof, if any accumulated, net of taxes as required by law, if any apply.

7.	Fulfillment of underwriting obligations

7.1	If the Underwriters are required to purchase offered Securities, the Underwriters will pay the Company, through the Offering Coordinator and in accordance with the terms and conditions of the Prospectus, the consideration of those Securities that they are required to purchase as stated in this Agreement, by 5 PM on the third trading day after the date determined for the completion of the sale, and provided all of the stock exchange listing conditions (as defined in the Prospectus) have been fulfilled.

7.2	In exchange for any part of the aforementioned consideration, the Company will transfer and allot to the Underwriters the Securities that they purchased, and provide them with certificates for those Securities.

7.3	The Underwriters may deduct – from the consideration of the publicly offered Securities that they are required to purchase – all of the fees payable to them under this Agreement, provided that the fee amounts were not deducted on that date as stated in Section 4.4 above.

7.4	This agreement will be regarded as an irrevocable request by the Underwriters to purchase the Secured Securities that they undertook to purchase as stated in Section 2 above.

8.	Listing for trade

The Company will take all measures required to cause the Securities offered under the Prospectus to be listed for trade on the Stock Exchange.

9.	Fees

In exchange for fulfilling the obligations and providing the services of the Underwriters under this Agreement, including the coordination of the offering, the Company will pay them the following amounts (deposited in the Special Account):

9.1	Underwriting, Management and Distribution Fee, equal to ___% of the (gross) consideration of the Securities received by the Company pursuant to the offering of the Securities under the Prospectus.

9.2	Coordination Fee, paid to the Offering Coordinator in the amount of NIS [______].

9.3	Success Fee, whose amount will be determined at the Company’s discretion, and which will not exceed ___ % of the (gross) consideration of the Securities that is received by the Company pursuant to the Securities’ offering under the Prospectus.

9.4	Reimbursement of due diligence costs incurred by the Pricing Underwriter, in the amount agreed upon with the attorneys and accountants appointed for that purpose, and which will not exceed NIS _____. Any amount that was previously paid as an advance payment to the attorneys and accountants appointed by the Pricing Underwriter for the purpose of completing the Prospectus’s due diligence process will be deducted from that amount.

The aforementioned fees will also be paid in full in cases where Securities are purchased by the Underwriters in accordance with the provisions of this Agreement.

The aforementioned payments, paid to persons or entities that constitute “licensed dealers” as defined in the Value Added Tax Law, will be paid by the Company in addition to VAT as required by law and against an invoice.

The payments will be made by the Company through the Offering Coordinator. The aforementioned constitutes an irrevocable order, provided by the Company to the Offering Coordinator, to pay the aforementioned amounts.

The Underwriters may, at their sole discretion, pay fees to third parties that are eligible to serve as distributors under the provisions of the Underwriting Regulations, whose name will be set forth in the framework of the Supplementary Notice, in exchange for offering-related consultation and assistance with marketing the offered Securities, which amounts will be part of the fee amounts payable to them under the present Section 9, and provided that these amounts are not paid to final purchasers of offered Securities.

The Underwriters, distributors (if appointed) and Authorized Recipients will under no circumstances be permitted to give any discount with respect to the price paid by the purchaser of any Units with respect to the Units that they purchased.

The aforementioned notwithstanding and without derogating from any other remedy available to the Company, an Underwriter who fails to comply with his obligations under the Underwriting Agreement, in whole or in part, will not be eligible for any fees under the Underwriting Agreement.

The payments referenced in this section constitute all of the payments payable to the Underwriters by the Company in connection with the Securities offered under the Prospectus. The Company will not be obligated to pay any additional or other amount to them, whether as reimbursement or fees in connection with the Units’ offering under the Prospectus.

10.	Representations and warranties of the Company

the Company hereby warrants and represents as follows with respect to the Underwriter:

10.1	It has conducted – by itself or through any of its representatives – all of the examinations required in order to confirm and verify the information included in the Prospectus, that the Prospectus, including any amendment thereto and as stated below, accurately and faithfully describes all of the significant information that pertains to the Company, the facts, agreements (written and oral), permits, licenses and all of the other details that are significant to the Company that are mentioned therein, to the extent that the inclusion of those details in the Prospectus is obligatory under applicable law and that no detail is absent in this Prospect that could be regarded as important to reasonable investors, who are considering the purchase of Securities thereunder, and it does not include any “Misleading Detail” as defined in the Securities Law, 5728-1968 (hereinafter: the “Misleading Detail”).

10.2	The Company and its directors conducted all of the aforementioned examinations as required under applicable law and as stated in Section 10.1 above, independently and without relying on examinations conducted by the Underwriters for themselves in connection with their signing the Prospectus.

10.3	Although the shares of the Company’s common stock offered by the Prospectus and the U.S. Prospectus are being registered under the U.S. Securities Act, no shares of the Company’s common stock will be offered, sold or delivered within the United States or to U.S. persons (as defined in Regulation S), and no directed selling efforts (as defined in Regulation S) in the United States relating to the Company or the offering of the shares of the Company’s common stock by the Prospectus and the U.S. Prospectus will be made by the Underwriters; the shares of the Company’s common stock offered by this Prospectus and the U.S. Prospectus through the Underwriters will only be offered, sold and delivered to non-U.S. persons (as defined in Regulation S) in offshore transactions (as defined in Regulation S) outside the United States; selling efforts by the Company, the Underwriters or anyone acting on behalf of any of them will only be conducted in Israel and directed only to Israeli investors who are also non-U.S. persons (as defined in Regulation S).

10.4	The Company will indemnify the Underwriters or any of them for financial liabilities imposed on them in favor of another person under a judgment, including a judgment entered by way of settlement or an arbitration award certified by a court and whose execution is not stayed, on account of a Misleading Detail in the Prospectus, in addition to reasonable litigation costs, attorneys’ fees incurred by the Underwriters or with which they were charged by the court in the course of such proceedings, or in connection with a financial liability that was imposed on an Underwriter in the framework of an administrative enforcement proceeding in favor of an injured party to whom damage was caused as a result of a breach and/or costs incurred by any of the Underwriters in connection with an administrative enforcement proceeding that was conducted in that context, including reasonable litigation costs and attorneys’ fees. “Administrative Enforcement Proceeding” as defined in Chapters H3 (Imposition of Financial Sanctions by the Securities Authority), H4 (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee), or I1 (Arrangements that Prevent the Institution of Proceedings or for the Conditional Discontinuation of Proceedings) of the Securities Law, 5728-1968, as well as proceedings under Title D, Chapter IV, Part IX of the Companies Law, as well as any similar proceeding, be its title as it may, or a criminal indictment of which the Underwriters were acquitted or in the framework of which were convicted of an offense that is does not require criminal intent or as a result of an investigation or proceeding that was conducted against them by an authority that is authorized to conduct investigations or proceedings and that ended without an indictment having being filed against them and without a financial liability having being imposed upon on them as an alternative to legal proceedings (as defined in the Companies Law, 5759-1999), or that ended without the filing of an indictment against them, but did result in the imposition of a financial liability as an alternative to legal proceedings with respect to offenses that do not require proof of criminal intent, and all because there was a Misleading Detail in the Prospectus.

The Underwriters of any of them, as the case may be, may present the Company with a written request, according to which it will conduct any negotiations or defense or action as stated above on their behalf, and, for that purpose, they will provide the Company with all necessary assistance. If the Company fails to comply with the aforementioned request within 15 days of its receipt by the Company, the Underwriters may reach a settlement with the plaintiff with respect to any amount that they deem appropriate, the Company will be obligated to indemnify them for the settlement amount as well as any reasonable amount that was incurred by them in the course of conducting the action and in direct connection therewith.

The aforementioned notwithstanding, the indemnity amount will not exceed the total consideration of the offering under the Prospectus (CPI-linked, as of the index known on the date of signing this Agreement) (hereinafter: the “Maximum Indemnity Amount”). The aforementioned notwithstanding, the indemnity will not cumulatively exceed 25% of the Company’s equity as stated in its latest consolidated financial statements (audited or reviewed) as at the date of the Underwriters’ demand for indemnification (hereinafter: the “Interim Amount”), should there be reasonable concerns that the payment of same would prevent the Company from complying with its existing and expected obligations (excluding obligations of the Company with respect to its controlling shareholders) as at the Underwriters’ demand for indemnification (hereinafter: the “Condition”). It is hereby clarified and agreed that once the reasonable concern as stated above ceases to exist, the Underwriters will be entitled to the remainder of the indemnity up to the amount of the difference between the actual liability amount and the Interim Amount (and, in any event, no more than the Maximum Indemnity Amount). It is further clarified that the payment of indemnity up to the Interim Amount is not subject to the Condition, that the Condition does not derogate from the rights of the Underwriters to remedies with respect to the Company in accordance with and subject to applicable law and that the Condition will not apply in case a liquidation order is issued with respect to the Company, or if a temporary liquidator is appointed with respect to the Company in the framework of a proceeding that was not instituted by any of the Underwriters on grounds that are stated in this Agreement. Such indemnity will not be provided if it is not proven that the Underwriter who seeks the indemnity believed in good faith that the Prospectus does not contain a Misleading Detail. Moreover, the Underwriter will not be provided with indemnification for any act that the Underwriter committed intentionally or recklessly.

The aforementioned duty of indemnification will not apply to the Underwriters in connection with the existence of Misleading Details in the Prospectus that were based on information that was provided in writing by the Underwriters to the Company pursuant to the Company’s written request for the purpose of using that information to prepare the Prospectus.

Upon the filing or provision of any claim and/or demand for payment and/or administrative enforcement proceeding – pursuant to which the Company is obligated to indemnify the Underwriters as stated above – to any Underwriter, that Underwriter will inform the Company of this immediately. The Underwriters will enable the Company to defend itself against that claim and will cooperate with it with respect to such defense proceedings. If the Company took the conduct of the aforementioned legal action upon itself, the Underwriters will not be entitled to settle with the plaintiff without the Company’s written consent.

10.5	The aforementioned duty of indemnification will continue to apply to the Underwriters in the event of the Underwriting Agreement’s cancellation and the Company will present the Securities Authority with a request to amend the Prospectus and proceed with the offering without the Underwriters’ having signed the Prospectus.

10.6	Without derogating from the generality of the Company’s warranties and representations, as stated in the present Section 10, the Company will provide the Underwriters, concurrently with signing this Agreement, with the following documents:

1. An expert opinion authored by the offering’s attorneys, in the form provided in Appendix A.

2. A confirmation authored by the Company’s accountant, in the form provided in Appendix B.

3. Written confirmation authored by the Company’s Board Chairman, CEO and CFO in the form provided in Section C.

11.	Additional duties of disclosure

Between the date of signing this Agreement and the date of payment for the Units offered under the Prospectus:

11.1	The Company will enable the Underwriters to review, pursuant to their request and on a regular basis, all of the minutes of its general meetings, its Board of Directors meetings and the meetings of its Board Committees, as well as any significant agreement (or the draft of such an agreement before it is signed) to which the Company is a party. The Company undertakes to inform the Underwriters of the signing of any significant agreement immediately after it is signed and of the conduct of negotiations that pertain to signing such significant agreements.

11.2	The Company will provide the Underwriters – in writing – with any information that the Company is obligated to report to the Securities Authority under the Securities Law (including reports under Chapter D and Chapter F of the Law), and under the Securities Regulations (Provision of Notices to the Authority), 5744-1984, as well as all of the reports that the Company is obligated to provide to the Stock Exchange, and it will comply with its obligations to provide reports to the Securities Authority and the Stock Exchanges as stated. It is hereby clarified that, in this context, reports provided through the MAGNA system are regarded as reports that were provided to the Underwriter.

11.3	Without delay, the Company will inform the Underwriters of any negative changes or trends in the Company’s financial statements or the method used to present data in them. It is hereby clarified that this section does not impose any additional reporting duties on the Company beyond those that apply to it under applicable law. It is further clarified that, in this context, the provision of reports through the MAGNA system shall constitute the provision of a notice to the Underwriter.

11.4	If, as a result of such disclosure as stated in Sections 11.1 and 11.2, the Underwriters decide to demand an amendment to the Prospectus or an amended Prospectus, the parties will immediately take all necessary measures, to the satisfaction of the Underwriters, to effect the amendment as soon as possible, including by way of contacting the Securities Authority in accordance with Section 25 and/or 25a of the Securities Law. The Company may decide not to amend the Prospectus, and, in such cases, the Underwriting Agreement will be canceled.

11.5	The Company will cause this Underwriting Agreement to be accurately and satisfactorily described in the Prospectus. For the avoidance of doubt, it is hereby clarified that in case of any conflict between the provisions of the Underwriting Agreement and their description in the Prospectus, the provisions of this Agreement will prevail, unless otherwise agreed upon with the Underwriters.

12.	Entry of the Underwriters’ undertakings into force

the Underwriter’s undertakings under this Agreement will enter into force immediately upon (but not before) the publication of the Supplementary Notice.

13.	Additional confirmations

Within two business days after the date of the Prospectus and the Supplementary Notice, the Company will provide the Underwriters with a copy of the Stock Exchange’s confirmation and the Securities Authority’s permit with respect to the Prospectus’s publication and the completion of the offering thereunder.

14.	Release of Underwriters from obligations

Notwithstanding everything that is stated in this Agreement, if it is found that the Prospectus includes any Misleading Detail of any kind, or if the Securities Authority instructs the Company – under Section 25(a) and/or 25a(b) of the Securities Law – to publish an amendment to the Prospectus or to publish an amended Prospectus, or in case the Company requests (without obtaining the Underwriters’ written consent) and amendment to the Prospectus under the aforementioned Section 25a(a), the Underwriters may, by way of providing a notice to the Company within two business days of the day on which they were informed of any of the above, as the case may be, but no later than the date of the offering’s completion, be released from all of their obligations with respect to the Company under the Underwriting Agreement, provided that: (1) The Misleading Detail in the Prospectus as stated above was not known to the Underwriters when they signed the Underwriting Agreement; or (2) if the instruction was given or the request was provided as a result of something that was not known to the Underwriters when they signed the Underwriting Agreement, and, if they had reasonably known about it, they would not have entered into the Underwriting Agreement with the Company, or they would not have entered into this Agreement under the same terms. It is hereby clarified that if the Securities Authority or the Stock Exchange instructs the Company to publish an amendment to the Prospectus or to publish an amended Prospectus (including an amended Supplementary Notice) as a result of technical corrections, and the corrections do not change the Underwriters’ undertakings pursuant to this Agreement or the commercial terms of the offering, and the Company publishes an amended Prospectus as required, the Underwriters will not be able to be released from their undertakings under this Agreement. The Company will, on that same day, inform the Underwriters of the provision of the Securities Authority’s instruction to publish an amendment to the Prospectus as stated or of the Company’s request to publish an amended Prospectus as stated.

If any of the Underwriters exercises their right as stated and is released from their undertakings under the Underwriting Agreement as stated, without any other Underwriting having assumed the obligations of the released underwriter, the Underwriting Agreement will be canceled and the Company will present the Securities Authority with a request to amend the Prospectus or will cancel the offering, and all at its sole discretion. If the Company chooses not to cancel the offering and to proceed with it without any underwriting obligations, it will present the Securities Authority with a request to publish an amended Prospectus, which will not include the Underwriting Agreement and the Underwriters’ signatures. If such an amended Prospectus is not published for any reason, the offering will be canceled.

15.	Circumstances under which the offering is cancelled

The provisions of this Agreement notwithstanding, it is hereby agreed that the Underwriters may, at their sole discretion, cancel all of their obligations under this Agreement no later than the deadline for the offering’s completion under the Prospectus, if, in their view, significant adverse changes have taken place in the securities market in Israel, or if changes have taken place in terms of the security, economic, diplomatic or political situation in Israel or the world that significantly and adversely affect or could significantly and adversely affect the securities market in Israel or the Company relative to the situation that was in place at the time of signing this agreement. In such a case, this agreement will be canceled and the Company will present the Security’s Authority with a request to amend the Prospectus or cancel the offering, and all at its discretion.

Notices under which the Underwriters’ obligations and the Underwriting Agreement are cancelled as stated will be provided subject to the Underwriters’ signature, and they will be regarded as having been provided to the Company upon their receipt at the registered office of the Company or the office of its attorneys (with respect to the offering).

If the Company chooses to not cancel the offering, it will present the Securities Authority with a request to publish an amended Prospectus that will not include the Underwriting Agreement and the Underwriters’ signature. If, for any reason, such an amended prospectus is not published, the offering will be canceled.

16.	The Company may cancel the offering at any time prior to the receipt of the offering’s consideration by the Offering Coordinator. If the Company cancels the offering, this Agreement will also be canceled and the Company will not be obligated to pay any amounts or fees to the Underwriters thereunder, excluding the Company’s undertaking to incur due diligence costs as stated in Section 9.5 above, which will remain in force.

17.	Measures taken in case of offering cancellation

If the offering is canceled as stated in Section 15 above, the Company will provide a notice to that effect by way of an immediate report, and will publish said notice that same day, to the extent possible – in a single newspaper – and, the very next day, in two daily and widely-distributed newspapers in Israel (in Hebrew).

It is hereby clarified that if the offering is canceled as stated, the Underwriters will not be liable to the Company and the Company will not be liable to the Underwriters for any damage caused as a result of and/or in connection with the aforementioned cancellation and/or any cost incurred in course of and/or in connection with the process of preparing the Prospectus and/or in the course of negotiations prior to the entry into this Agreement (excluding due diligence costs as stated in Section 9.5 above).

18.	Authorization by the Underwriters

18.1	The Underwriters hereby authorize Poalim IBI to coordinate and manage the due diligence process designed to ensure the absence of any Misleading Details in the Prospectus. Poalim IBI certifies that it accepts the Underwriters’ authorization and that it will act in good faith and take all proper measures, at its discretion, to prevent the presence of any Misleading Details in the Prospectus.

18.2	It is hereby clarified that the Underwriters or any representative thereof will not present a court or any tribunal of any kind with any demand or claim or legal action of any kind against Poalim IBI or any representative thereof in connection with the above, and the distribution of liability among the Underwriters, should such liability be imposed on them, will be as determined by way of arbitration as stated in Subsection 17.4 below. The above will also apply in cases where it is found that the Prospectus included a Misleading Detail, unless it is proven that Poalim IBI (a) conducted its examination in bad faith; and/or (b) did not believe that there are indeed no Misleading Details in the Prospectus.

18.3	The provisions of Subsection 17.2 above notwithstanding, if an action is filed whose cause of action consists of a Misleading Detail in a Prospectus, all of the sued Pricing Underwriters will be legally defended by way of joint representation through an attorney appointed for this purpose by Poalim IBI and in coordination with its insurers (hereinafter: the “Attorney”). For this purpose, Poalim IBI will inform the Underwriters immediately after it learns about the receipt of any threat of a lawsuit and/or legal action. The Attorney will coordinate the information obtained from the Underwriters, and it will coordinate the communications between the various Underwriters. Moreover, Poalim IBI and the Attorney will inform the Underwriters of any development that pertains to the legal proceeding. To the extent that this would be beneficial, an “ad hoc” representative group will be formed that will supervise the conduct of the action itself, provided that this representative group will only deal with the action (and not other matters), its meetings will be held according to an agenda that is determined in advance, topics that are not on the agenda will not be discussed in its framework, its meetings are recorded, and a record of the agenda and meetings is kept and remains available.

18.4	The parties agree that an arbitrator – who will be consensually appointed by all of the Underwriters (and, in the absence of an agreement on the identity of the arbitrator, the arbitrator will be appointed within 30 days by the managing partner of Meiter | Law Office, and if that partner is found to be in a conflict of interest, the arbitrator will be appointed by the managing partner of another law office who is not in a conflict of interest, and on which all of the Underwriters will agree) – will be solely authorized to decide disputes between them, including in connection with the question of how liability is to be distributed among the Underwriters that is imposed on the Underwriters and/or any of them in relation to and/or in connection with the action. The arbitrator will be the sole adjudicator, will be an expert on securities law, will not be in a conflict of interest, and will not be associated with evidence law and/or involved in the legal procedures that apply in court, his decision will be subject to substantive law and the judgment will be well-argued. The decision of the arbitrator will be final, and no appeals may be filed from it. The decision will be kept confidential by all parties involved subject to the provisions of applicable law and/or the instructions of a competent authority that necessitate disclosure.

18.5	On practical grounds, it is hereby agreed that the arbitrator will commence his work after it is determined that any of the Underwriters (including Poalim IBI) is liable for any payment in connection with the action (including with respect to the plaintiff and/or third parties and/or as expenses) (hereinafter: the “Actual Liability”).

18.6	It is agreed in advance that the period of limitation with respect to all matters pertaining to the relationship between the Underwriters and themselves will commence on the date on which the Actual Liability – that is imposed on the Underwriters or any of them – begins to be quantified.

19.	Entire agreement

This agreement constitutes all of the agreements between the parties and supersedes any agreement, representation or previous document between the parties in connection with what is stated in it. Moreover, no changes to this Agreement will be in force unless made in writing and signed by all of the parties or their counsel.

20.	MAGNA authorization

By signing this agreement, the Underwriters authorize the electronic signatory of the Company to report – through the MAGNA system – their entry into this Agreement and their signing the Prospectus on their behalf.

In witness whereof, the parties hereto have hereunto set their hands:

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